Exhibit 99.1

May 19, 2016

Mr. Jeffery H. Boyd
c/o The Priceline Group Inc.
800 Connecticut Avenue
Norwalk, CT 06854

Dear Jeff:

This letter agreement confirms your appointment as Interim Chief Executive Officer (“Interim CEO”) of The Priceline Group Inc. (the “Company”), effective as of April 27, 2016 (the “Transition Date”), in addition to your ongoing service as Chairman of the Board of Directors of the Company (the “Board”). This letter agreement also serves to set forth certain terms relating to your appointment as Interim CEO.

1.Position and Term of Employment. For the period starting on the Transition Date and ending on the date that the Company appoints a new Chief Executive Officer of the Company (the “Transition Period”), you will serve as Interim CEO of the Company, and you shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the power of the Board to expand or limit such duties, responsibilities and authority, either generally or in specific instances. Notwithstanding anything in this letter agreement to the contrary, you will be an at-will employee of the Company, and you or the Company may terminate your employment as Interim CEO with the Company for any reason or no reason at any time.
2.    Compensation and Benefits. During the Transition Period, you will be entitled to the following compensation and benefits:
(a)    Base Salary. During the Transition Period, you will receive a base salary at the annual rate of $550,000. Your base salary shall be payable in installments in accordance with the regular payroll practices of the Company.
(b)    Benefits. You will be eligible to participate in all benefit plans and arrangements provided to comparable senior executives of the Company (other than the Company’s long-term incentive compensation plan for 2016 or 2017) to the extent you meet the eligibility requirements of such plans and you do not waive your participation rights or coverage.
(c)    Annual Bonus. You will also be eligible to receive a target annual bonus for 2016 in an amount equal to 200% of your base salary, which, if earned, shall be paid on the date on which bonus amounts for fiscal year 2016 are paid to other senior executives of the Company in calendar year 2017 and which shall be pro-rated based on the number of days you served as Interim CEO during fiscal year 2016.

(d)    Business Expense Reimbursement. The Company will reimburse you for the travel, entertainment and other business expenses incurred by you in the performance of your duties as Interim CEO, in accordance with the Company’s expense reimbursement policies as in effect from time to time; provided, however, that such expenses must be paid no later than the last day of the calendar year following the calendar year in which such expenses were incurred and further provided that in no event will the amount of expenses so reimbursed in one taxable year affect the amount of expenses eligible for reimbursement in any other taxable year.
3.    Equity Award. Subject to the approval of the Board, you will be granted a Restricted Stock Unit award (“RSUs”) under the priceline.com Incorporated 1999 Omnibus Plan for a number of shares in an amount equal to the quotient of $8,000,000, divided by the closing price of the Company’s common stock, par value $0.008 per share, on the day prior to the grant date. The terms of the RSUs, including the applicable vesting provisions, shall be set forth in a separate award agreement.
4.    Indemnification. The Company agrees to indemnify you and hold you harmless to the fullest extent permitted by law for any action or inaction by you while serving as an officer and director of the Company or, at the Company’s request, as an officer or director of any other entity or as a fiduciary of any benefit plan. The Company shall cover you under directors and officers’ liability insurance after the Transition Date in the same amount and to the same extent as the Company covers its other officers and directors.
5.    Taxes. The Company may withhold from any amounts payable under this letter agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this letter agreement, the Company shall not be obligated to guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you shall be responsible for any taxes imposed on you with respect to any such payment.
6.    Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.
7.    Complete Agreement. This letter agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
8.    Successors and Assigns. This letter agreement shall bind and inure to the benefit of and be enforceable by you, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that, subject to the following sentence, neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, in the event that there is a successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise), the Company shall assign the liabilities of the Company hereunder to such successor and you hereby consent to the assignment by the Company of all of its rights and obligations hereunder to any such successor to the Company.
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If you agree with the foregoing, please sign and date the enclosed copy of this letter agreement in the space indicated below.

Sincerely,

/s/ Peter Millones_______________
Peter Millones
Executive Vice President, General
Counsel and Corporate Secretary

Accepted by and Agreed to:

/s/ Jeffery H. Boyd
Jeffery H. Boyd
Date: May 19, 2016